Exhibit 5(c)
SUB-ADVISORY AGREEMENT
between
Fidelity Management & Research (Far East) Inc.
and
FIDELITY MANAGEMENT & RESEARCH COMPANY

AGREEMENT made this 1st day of January, 1991, by and between Fidelity Management & Research (Far East) Inc., a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the "Sub-Adviser") and Fidelity Management & Research Company, a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the "Adviser").
WHEREAS the Adviser has entered into a Management Contract with Equity
Portfolio: Income, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Fund"), on behalf of Equity Portfolio: Income (hereinafter called the "Portfolio"), pursuant to which the Adviser is to act as investment adviser to the Portfolio, and
WHEREAS the Sub-Adviser has personnel in Asia and the Pacific Basin and was formed for the purpose of researching and compiling information and recommendations with respect to the economies of various countries and issuers located outside of North America, principally in Asia and the Pacific Basin.
NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Adviser and the Sub-Adviser agree as follows:
1. The Sub-Adviser shall act as an investment consultant to the Adviser and shall furnish the Adviser factual information, research reports and investment recommendations relating to non-U.S. issuers of securities located in, and the economies of, various countries outside the U.S., all as the Adviser may reasonably require. Such information shall include written and oral reports and analyses.
2. The Sub-Adviser will be compensated by the Adviser on the following basis for the services to be furnished hereunder: the Adviser agrees to pay the Sub-Adviser a monthly fee equal to 105% of the Sub-Adviser's costs incurred in connection with the Agreement, said costs to be determined in relation to the assets of the Portfolio that benefits from the services of the Sub-Adviser.
3. It is understood that Trustees, officers and shareholders of the Fund are or may be or become interested in the Adviser and the Sub-Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser and the Sub-Adviser are or may be or become similarly interested in the Fund, and that the Adviser or the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise.
4. The Sub-Adviser shall for all purposes be an independent contractor and not an agent or employee of the Adviser or the Fund. The Sub-Adviser shall have no authority to act for, represent, bind or obligate the Adviser or the Fund, and shall in no event have discretion to invest or reinvest assets held by the Portfolio.
5. The Services of the Sub-Adviser to the Adviser are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Adviser's ability to meet all of its obligations with respect to rendering investment advice hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser, the Fund or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.
6. (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6, this Agreement shall continue in force until July 31, 1991 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.
    (b) This Agreement may be modified by mutual consent of the Adviser, the Sub-Adviser and the Portfolio, such consent on the part of the Portfolio to be authorized by vote of a majority of the outstanding voting securities of the Portfolio.
    (c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 6, the terms of any continuance or modification of the Agreement must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.
      (d) Either the Adviser, the Sub-Adviser or the Portfolio may, at any time on sixty (60) days' prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.
7. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Fund and agrees that any obligations of the Fund or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee.
The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.
IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, all as of the date written above.

Fidelity Management & Research (Far East) Inc.



By /s/Charles F. Dornbush
       Charles F. Dornbush, Treasurer


FIDELITY MANAGEMENT & RESEARCH COMPANY


By /s/J. Gary Burkhead
       J. Gary Burkhead, President